Exhibit 99.1

Investor Inquiries:
Soohwan Kim, CFA, 602-282-0957 VSMIR@versummaterials.com

Media Inquiries:
Tiffany Elle, 480-282-6475
Tiffany.Elle@versummaterials.com

PRESS RELEASE

Merck KGaA, Darmstadt, Germany Completes Acquisition of Versum Materials

TEMPE, Ariz. (October 7, 2019) – Versum Materials, Inc., a leading materials supplier to the semiconductor industry, today announced that it has completed the announced transaction with Merck KGaA, Darmstadt, Germany.

Under the terms of the transaction, stockholders are entitled to receive $53.00 per share in cash, without interest and less any applicable withholding tax, for each share of common stock owned prior to the completion of the merger, representing an equity value of approximately US$5.8 billion. As a result of the completion of the acquisition, Versum Materials’ common stock will cease trading on the NYSE.

About Versum Materials

Versum Materials, Inc. (NYSE: VSM) is one of the world’s leading suppliers of next-generation CMP slurries, ultra-thin dielectric and metal film precursors, formulated cleans and etching products, and delivery equipment that has revolutionized the semiconductor industry. Versum Materials has annual sales of approximately US $1.4 billion, 2,300 employees and operates 14 major facilities in Asia and North America. It is headquartered in Tempe, Arizona. Prior to its separation on Oct. 1, 2016, Versum Materials had operated for more than three decades as a division of Air Products and Chemicals, Inc. (NYSE: APD).

For additional information, please visit http://www.versummaterials.com.